Exhibit 5.1

CONYERS DILL & PEARMAN LIMITED Clarendon House, 2 Church Street Hamilton HM 11, Bermuda Mail: PO Box HM 666, Hamilton HM CX, Bermuda T +1 441 295 1422 conyers.com

7 April 2020

Matter No.:710974

Doc Ref: 16954360.4

Kiniksa Pharmaceuticals, Ltd.

Clarendon House

2 Church Street

Hamilton HM 11

Bermuda

Dear Sirs,

Re: Kiniksa Pharmaceuticals, Ltd. (the "Company")

We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on form S-8 filed with the Securities and Exchange Commission (the “Commission”) on 7 April 2020 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of 2,925,000 Class A common shares of the Company, par value US$0.000273235 per share of the Company (“Common Shares”) issuable pursuant to the Kiniksa Pharmaceuticals, Ltd. 2018 Incentive Award Plan (the “2018 Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), including any Common Shares issuable by reason of any share split, share dividend, recapitalization or other similar transaction.

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the 2018 Plan. We have also reviewed the memorandum of association and the bye-laws of the Company, resolutions of the Company’s board of directors adopted on 10 May 2018 and on 1 April 2020, written resolutions of the shareholders of the Company dated 11 May 2018 (together all such resolutions, the “Resolutions”) and such other documents and made such enquires as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the accuracy and completeness of all factual representations made in the Registration Statement, the 2018 Plan and other documents reviewed by us; (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings and remain in full force and effect and have not been rescinded or amended; (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; (f) the validity and binding effect under the laws of the State of Delaware of the 2018 Plan in accordance with its terms; (g) that there is no provision of any award agreement which would have any implication in relation to the opinions expressed herein; (h) that, upon the issue of any Common Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof; (i) that the Company’s Common Shares are listed on the Nasdaq Global Select Market and the Bermuda Monetary Authority will not have revoked or amended its consent to the issue of the Common Shares; (j) that, at the time of issuance of any Common Shares, the Company will have sufficient authorised but unissued Common Shares to effect the issue of each Common Share when issued; and (k) that, at the time of issuance of any award under the 2018 Plan, the Company will be able to pay its liabilities as they become due.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Common Shares by the Company pursuant to the 2018 Plan and is not to be relied upon in respect of any other matter.

On the basis of, and subject to, the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	When issued and paid for in accordance with the terms of the 2018 Plan, the Common Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited